EXHIBIT 10.20

Exact Sciences Corporation

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy of Exact Sciences Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its subsidiaries.

In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

A.Initial Compensation

Upon his or her initial election to the board, each new non-employee director shall be granted restricted stock or deferred stock units having a value equal to $375,000, with the number of restricted shares or deferred stock units to be issued being determined based on the closing sale price of the Company’s common stock on the date of grant.  A director shall elect whether such award is restricted stock or deferred stock units by delivering written or electronic notice of such election to the Chief Financial Officer before the director begins to serve on the board (or within 30 days after if it is not possible for the director to make his or her election prior to beginning service); provided, however, that if the Chief Financial Officer receives no such election, such grant shall be made in restricted stock.  Such restricted stock or deferred stock units shall vest annually over three years (1/3 on the first anniversary of the grant, 1/3 on the second anniversary of the grant and 1/3 on the third anniversary of the grant).  If a director ceases to serve as a director before such restricted shares or deferred stock units are fully vested due to death, or if there is a Change in Control prior to such vesting, then such restricted stock or deferred stock units shall become fully vested as of the date of such death or Change in Control, as applicable.  If the director ceases to serve on the Board for any reason other than death, any restricted stock or deferred stock units granted under this Paragraph A that are not then vested shall be forfeited as of the date of such cessation of services.

B.Annual Compensation

1.Annual Cash Compensation

a.On the date of each annual meeting of the Company’s stockholders, each non-employee director who is continuing as a director following such annual meeting shall be paid an annual cash compensation amount as follows:

Board Member Cash Compensation
Annual retainer for each director:	$50,000
Board chair (if independent chair) additional compensation:	$25,000
Lead independent director (if no independent chair) add. compensation:	$25,000

Committee Member Cash Compensation
Committee chair cash compensation
 Audit and Finance	$25,000
 Compensation and Management Development	$20,000
 Nominating & Governance	$13,000
 Innovation, Technology & Pipeline	$13,000

Committee member (other than committee chair) cash compensation
 Audit and Finance	$12,500
 Compensation and Management Development	$10,000
 Nominating & Governance	$6,500
 Innovation, Technology & Pipeline	$6,500

b.In lieu of cash, a director may elect to receive restricted stock having an equivalent dollar value based on the closing sale price of the Company’s common stock on the date of grant.  To be effective, notice of such election must be delivered to the Company’s Chief Financial Officer in writing or electronically prior to the annual meeting at which such election shall first take effect, and such election shall be irrevocable and remain in effect until the later of (i) immediately prior to the second annual meeting following the date of delivery of such notice, or (ii) written or electronic notice from the director to the Chief Financial Officer terminating such election.

2.Annual Equity Compensation

a.On the date of each annual meeting of the Company’s stockholders, each non-employee director who is continuing as a director following the date of such annual meeting shall be granted restricted stock or deferred stock units having a value of $250,000 with the number of restricted stock or deferred stock units to be issued being determined, based on the closing sale price of the Company’s common stock on the date of grant.  A director shall elect whether such award is restricted stock or deferred stock units by delivering written or electronic notice of such election to the Chief Financial Officer prior to January 1 of the calendar year in which such award will be made (or the date of the annual meeting with respect to the first award made to a director under this Policy if it is not possible for the director to make his or her election prior to January 1 of the calendar year in which such award will be made); provided, however, that if the Chief Financial Officer receives no such election, such grant shall be made in restricted stock.

b.On the date of each annual meeting of the Company’s stockholders, the board chair (if independent), provided such individual will continue as board chair following the date of the annual meeting, shall be granted an additional annual award having a value equal to $15,000 based on the closing sale price of the Company’s common stock on the date of grant.

The chair may elect to receive such award in either restricted stock or deferred stock units by delivering written or electronic notice of such election to the Chief Financial Officer prior to January 1 of the calendar year in which such award will be made (or the date of the annual meeting with respect to the first award made to the chair under this Policy if it is not possible for the chair to make his or her election prior to January 1 of the calendar year in which such award will be made); provided, however, that if the Chief Financial Officer receives no such election, such grant shall be made in restricted stock.

c.Grants of annual equity compensation described in Section 2 of this Policy shall not become vested until the first anniversary of the grant date (or, if earlier, the date of the next annual meeting of the Company’s stockholders (the “Annual Award Vesting Date”).  If a director ceases to serve as a director before the Annual Award Vesting Date due to the director’s death, or if there is a Change in Control prior to the Annual Award Vesting Date, then the shares shall become fully vested as of the date of such death or Change in Control, as applicable.  If a director ceases to serve as a director at any time for any reason other than death before the earlier of the Annual Award Vesting Date or a Change in Control, then the annual equity grant shall become vested pro rata (based on the number of days between the grant date and the date of cessation of services divided by (x) 365 days for awards made at an annual stockholders meeting or (y) the number of days from the date of commencement of services until the next annual stockholders meeting for an award made other than at an annual stockholders meeting), and to the extent the shares are not thereby vested they shall be forfeited as of the date of such cessation of services.  These vesting rules will apply whether an award is payable in shares or deferred stock units.

3.Partial Year Compensation

If a director is elected or appointed to the board other than on the date of an annual meeting of stockholders, such director’s annual cash and equity compensation for the period between the date of such election or appointment and the date of the next following annual meeting of the Company’s stockholders shall be granted in accordance with subsection B of this Policy on the date of such meeting but adjusted  pro rata to reflect the date of such director’s election or appointment and the date of such meeting and, provided, further, that the number of restricted stock or deferred stock units to be issued pursuant to this paragraph shall be determined, based on the closing sale price of the Company’s common stock on the date of such director’s appointment, and shall be fully-vested on grant.

4.Per-Meeting Cash Compensation; Special Circumstances

a. Members of the Innovation, Technology & Pipeline Committee shall receive a cash payment, in addition to that described in Section B.1.a above, of $5,000 per full-day, on-site, special working meeting.  It is contemplated that the Innovation, Technology & Pipeline Committee will have two such meetings a year and that such meetings would take place at the Company’s headquarters in Madison, Wisconsin, at the Mayo Clinic in Rochester, Minnesota, or at some other location as determined by the Committee.  In lieu of cash for any such meeting, a member of the Innovation, Technology & Pipeline Committee may elect to receive restricted stock having an equivalent dollar value based on the closing sale price of the

Company’s common stock on the date of such meeting (which shall be the date of grant).  To be effective, notice of such election must be delivered to the Company’s Chief Financial Officer in writing or electronically prior to the date of such meeting.

b.Additional cash compensation shall be paid at the rate of $1,500 per meeting attended, whether such meeting is attended in person or by telephone, in the following special circumstances:

i.To the extent the number of board meetings or committee meetings, calculated on a per-committee basis, exceeds 10 in a given year.  For purposes of this section, a year commences with the Company’s annual meeting of stockholders.  Only the members of a given committee are eligible for the payments described in this section with respect to meetings of that committee.  For the avoidance of doubt, no additional compensation would be payable under this section if a director attends 9 board meetings, 9 compensation committee meetings and 9 audit committee meetings; rather, additional compensation would only be triggered by the 11th meeting of the board or a given committee.

ii.To the extent the board creates a special committee, or designates the members of a standing committee to function with respect to a special purpose as members of a special committee.  Only the members of the special committee are eligible for the payments described in this section with respect to meetings of such special committee.

C.Additional Terms

1.All equity and equity-based awards under this Policy (including stock options, restricted stock and deferred stock units) shall be made under and pursuant to the Company’s 2010 Omnibus Long-Term Incentive Plan (“Plan”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan.

2.Deferred stock units are bookkeeping entries representing the equivalent of shares of the Company’s common stock.  Deferred stock units are paid in shares of the Company’s common stock on the effective date of the director’s retirement or removal from the board.

3.All vesting under the equity grants described in this Policy immediately ceases upon cessation of service as a director for any reason.

4.A director may not sell, transfer or otherwise dispose of any shares of restricted stock awarded under this Policy until they become vested; however, the director shall have the right to receive dividends with respect to such shares and to vote such shares prior to vesting.

5.The exercise price for all stock options under this Policy shall be the Company’s closing stock price on the date of grant, or, if the date of grant is not a trading day, then the first trading day after the date of grant.

6.For purposes of determining the number of stock options in a given grant, stock options shall be valued using the Black-Scholes method.

7.The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the board.

Approved January 29, 2019